Exhibit 99.CODEETH

SCHRODER MUTUAL FUNDS:

CODE OF ETHICS PURSUANT TO SECTION 406 OF THE SARBANES-OXLEY ACT OF 2002 FOR PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

December 9, 2003

I.                                        Covered Officers/Purpose of the Code

This Code of Ethics (this “Code”), pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, has been adopted by the registered investment companies listed on Exhibit A hereto (each, a “Trust,” and collectively, the “Trusts”), each on behalf of its constituent series (the “Funds”), and applies to each Trust’s Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer or persons performing similar functions (the “Covered Officers,” each of whom is identified on Exhibit B hereto) for the purpose of promoting:

•                                          honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•                                          full, fair, accurate, timely and understandable disclosure in reports and documents that a Trust files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Trusts;

•                                          compliance with applicable laws and governmental rules and regulations;

•                                          the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•                                          accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to conflicts of interest.

II.                                   Covered Officers Should Handle Ethically Any Actual or Apparent Conflicts of Interest

Overview.  A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his/her service to, a Trust. For example, a conflict of interest would arise if a Covered Officer, or a member of the Covered Officer’s family, receives improper personal benefits as a result of the Covered Officer’s position with a Trust.

Certain conflicts of interest arise out of the relationships between Covered Officers and a Trust and already are subject to conflict of interest provisions and procedures in the Investment Company Act of 1940 (including the regulations thereunder, the “1940 Act”) and the Investment Advisers Act of 1940 (including the regulations thereunder, the “Investment Advisers Act”). Indeed, conflicts of interest are endemic for certain registered management investment companies and those conflicts are both substantially and procedurally dealt with under the 1940 Act.  For example, Covered Officers may not engage in certain transactions with a Trust because of their status as “affiliated persons” of the Trust. The compliance program of a Trust and the compliance programs of the investment adviser (including a sub-adviser, if applicable) to each Trust’s constituent funds and the Trust’s principal underwriter (each, an “Affiliated Service Provider” and, collectively, the “Affiliated Service Providers”) are reasonably designed to prevent, or identify and correct, violations of many of those provisions, although they are not designed to provide absolute assurance as to those matters. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.  See also Section V of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between a Trust and its Affiliated Service Providers of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether for a Trust or for an Affiliated Service Provider, or for both), be involved in establishing policies and implementing decisions that will have different effects on the Affiliated Service Providers and the Trust. The participation of the Covered Officers in such activities is inherent in the contractual relationships between a Trust and its Affiliated Service Providers and is consistent with the performance by the Covered Officers of their duties as officers of the Trust. Thus, if performed in conformity with the provisions of the 1940 Act, the Investment Advisers Act, other applicable law and the relevant Trust’s constitutional documents, such activities will be deemed to have been handled ethically.  Frequently, the 1940 Act establishes, as a mechanism for dealing with conflicts, disclosure to and approval by the Trustees of a Trust who are not “interested persons” of the Trust under the 1940 Act.  In addition, it is recognized by each Trust’s Board of Trustees (the “Board”) that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes and that such service, by itself, does not give rise to a conflict of interest or a violation of this Code.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not the subject of provisions of the 1940 Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should bear in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of a Trust.

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Each Covered Officer must:

•                                          not use his/her personal influence or personal relationships improperly to influence investment decisions or financial reporting by a Trust whereby the Covered Officer would benefit personally to the detriment of the Trust;

•                                          not cause a Trust to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Trust;

•                                          not use material nonpublic knowledge of portfolio transactions made or contemplated for a constituent fund of a Trust to trade personally or cause others to trade personally in contemplation of the market effect of such transactions;

•                                          not retaliate against any other Covered Officer or any employee of a Trust or its Affiliated Service Providers for reports of potential violations that are made in good faith; and

•                                          report at least annually such information as a Trust may request in order to determine the basis for any actual or potential conflicts of interest.

There are certain conflict of interest situations that should always be disclosed to the Chief Compliance Officer of Schroder Investment Management North America Inc. (the “Code Officer”) or, with respect to activities of the Code Officer, the President of the Trust.  These conflict of interest situations are listed below:

•                                          acceptance of any investment opportunity or of any material gift or gratuity from any person or entity that does business, or desires to do business, with a Trust.  For these purposes, material gifts do not include  attending business meals, business related conferences or sports /entertainment events at the expense of a giver, so long as the expense is reasonable and both the Covered Person and the giver are present.

•                                          any ownership interest in, or any consulting or employment relationship with, any entities doing business with a Trust, other than an Affiliated Service Provider or an affiliate of an Affiliated Service Provider.  This restriction shall not apply to or otherwise limit the ownership of publicly traded securities so long as the Covered Person’s ownership does not exceed more than 2% of the outstanding securities of the relevant class.

•                                          a direct or indirect financial interest in commissions, transaction charges or spreads paid by a Trust for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment with an Affiliated Service Provider or its affiliate.  This restriction shall not apply to or otherwise limit (i) the ownership of publicly traded securities so long as the Covered Officer’s ownership does not exceed more than 2% of the outstanding securities of the relevant class, or (ii) the receipt by an Affiliated Service Provider or its affiliate of research or other benefits in exchange for “soft dollars.”

III.                              Disclosure and Compliance

•                                          each Covered Officer should familiarize himself /herself with the disclosure requirements generally applicable to the Trusts;

•                                          no Covered Officer should knowingly misrepresent, or cause others to misrepresent, facts about a Trust to others, whether within or outside the Trust, including to the Trust’s Board and auditors, and to governmental regulators and self-regulatory organizations;

•                                          each Covered Officer should, to the extent appropriate within his/her area of responsibility, consult with other officers and employees of a Trust and the Affiliated Service Providers or with counsel to the Trust with the goal of promoting full, fair, accurate, timely and understandable disclosure in the registration statements, periodic reports or other documents or reports that the Trust files with, or submits to, the SEC  (which, for sake of clarity, does not include any sales literature, omitting prospectuses, or “tombstone” advertising that may be prepared by the Trust’s principal underwriter); and

•                                          it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.                               Reporting and Accountability

Each Covered Officer must:

•                                          upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Trust that he has received, read, and understands the Code;

•                                          annually thereafter affirm to the Board that he or she has complied with the requirements of the Code;

•                                          provide full and fair responses to all questions asked in any Trustee and Officer Questionnaire provided by a Trust as well as with respect to any supplemental request for information; and

•                                          notify the Code Officer promptly if he/she knows that there has been a material violation of this Code (with respect to violations by the Code Officer, the Covered Officer shall report to the President of the Trust).

The Code Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. Requests for waivers from the Code shall be submitted in writing to the Board of the Trust, which alone shall have the authority to grant such waivers.

Each Trust will follow these procedures in investigating and enforcing this Code:

•                                          the Code Officer will take all appropriate action to investigate any potential material violations reported to him/her, which actions may include the use of internal or external counsel, accountants or other personnel;

•                                          if, after such investigation, the Code Officer believes that no material violation has occurred, the Code Officer is not required to take any further action;

•                                          any matter that the Code Officer believes is a material violation will be reported to the President of the Trust;

•                                          if the President concurs that a material violation has occurred, he/she will inform and make a recommendation to the Board of the Trust, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of an Affiliated Service Provider or its board; or a recommendation to dismiss the Covered Officer;

•                                          the Board will have the authority to grant waivers from the Code, as it deems appropriate; and

•                                          any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.                                    Other Policies and Procedures

This Code shall be the sole code of ethics adopted by each Trust for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of a Trust or its Affiliated Service Providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they conflict with the provisions of this Code. The Trusts’ and their Affiliated Service Providers’ codes of ethics under Rule 17j-1 under the 1940 Act, and the Affiliated Service Providers’ more detailed compliance policies and procedures, are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.                               Amendments

Any material amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board of each Trust.

VII.                          Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone except as permitted by the Board.

VIII.                     Internal Use

The Code is intended solely for the internal use by each Trust and does not constitute an admission, by or on behalf of a Trust, as to any fact, circumstance, or legal conclusion.

Exhibit A

Registered Investment Companies Covered by this Code:

Schroder Capital Funds (Delaware)  (SCF(Del))

Schroder Series Trust  (SST)

Schroder Global Series Trust  (SGST)

Exhibit B (as amended)

Persons Covered by this Code of Ethics

Trust	Principal Executive Officer	Principal Financial Officer	Principal Accounting Officer
SCF(Del)	Mark A Hemenetz	Alan M. Mandel	Alan M. Mandel
SST	Mark A. Hemenetz	Alan M. Mandel	Alan M. Mandel
SGST	Mark A. Hemenetz	Alan M. Mandel	Alan M. Mandel

Note that a listed officer is only a “Covered Officer” of the Trust(s) for which he or she serves as a Principal Executive Officer, Principal Financial Officer or Principal Accounting Officer.